                                                                                            Exhibit 99.1

Nephros Receives Conditional Approval
from the FDA of Investigational Device
Exemption Application

Nephros MD and H2H Technologies Targeted to Begin Clinical Trials in First Quarter 2007

New York, NY--January 29, 2007 -- Nephros, Inc. (AMEX:NEP) today reported that the Company received conditional approval for its Investigational Device Exemption (IDE) application from the Food and Drug Administration (FDA) to begin a human clinical trial of the Company's OLpūr™ H2H™ Hemodiafiltration Module and OLpūr™ MD 220 Hemodiafilter. Nephros has been granted this approval on the condition that, by March 5, 2007, it will submit a response to two informational questions from the FDA. The Company has already provided a partial response to these questions.

Nephros is also required to obtain approval from one or more Institutional Review Boards (IRBs) in order to proceed with its clinical trial. Nephros is in the process of seeking approvals from the relevant IRBs.

Nephros plans to conduct the trial at three clinics in the Greater New York area:

--Columbia University Dialysis Center (Dr. Anthony Valeri, M.D., Associate Professor of Clinical Medicine, Columbia University, College of Physicians & Surgeons, NY, site principal investigator);

--Bronx Dialysis Center (Dr. Robert Lynn, M.D., Clinical Associate Professor of Medicine, Albert Einstein College of Medicine, site principal investigator); and

--DCI, North Brunswick, New Jersey (Dr. Toros Kapoian M.D., FACP, Associate Professor of Medicine, Robert Wood Johnson Medical School, site principal investigator).

Columbia University Dialysis Center and Bronx Dialysis Center are affiliated with or managed by DaVita, Inc. and DCI is affiliated with or managed by Dialysis Clinic, Inc.

Dr. Leonard Stern, M.D., FACP, FASN, who is an Associate Professor of Clinical Medicine at Columbia University, College of Physicians & Surgeons in New York, will act as Coordinating Principal Investigator during the trial.

Nephros and Dr. Stern anticipate that the introduction of online hemodiafiltration (HDF) into the clinical arena for dialysis-dependent patients will provide a significant improvement in dialysis care compared to conventional hemodialysis. They also believe that this new treatment method offers the promise of improving the quality of life for this chronically ill group, while reducing both morbidity and mortality.

Dr. Kapoian from DCI stated, “Since the 1970’s, we have not seen substantial advances in the actual dialysis process here in the U.S. I believe this is an exciting opportunity to explore a new therapy for End-Stage Renal Disease patients in the United States that may have a positive impact on patient care.”

Norman Barta, President and Chief Executive Officer of Nephros, commented, "This FDA action is a critical step forward for Nephros, allowing us to proceed with clinical trials on our MD and H2H technologies. There is a growing body of evidence supporting the benefits of hemodiafiltration therapy over hemodialysis therapy. Furthermore, studies in Europe have demonstrated the superiority of Nephros’ mid-dilution therapy over existing hemodialysis and HDF therapies with respect to certain measures of performance. We believe that, upon its approval, Nephros’ technology will be a vitally important addition to the physician’s arsenal in treating patients with End-Stage Renal Disease, providing potentially substantial reductions in patient morbidity, mortality, and overall treatment costs.”

Nephros Mid-Dilution Technology:

Hemodiafiltration is an accepted therapy practiced widely in Europe, where HDF machines are available. HDF is a convective-based renal replacement therapy, whereby a negative pressure (similar to a vacuum effect) is applied to draw plasma water and additional toxins from the blood as it passes by the hemodialyzer membrane. In HDF, this convective process takes place at the same time that toxins are removed by diffusion, which is the basis of hemodialysis, the renal replacement therapy commonly practiced in the United States. By combining diffusion with convection, HDF offers efficient removal of small solutes by diffusion, while providing improved removal of larger substances (i.e., middle molecules) by convection. Nephros has patented technology relating to a design and process called Mid-Dilution Diafiltration, or MDF. MDF is a fluid management system that optimizes the removal of both small toxins and middle-molecules by offering the advantages of pre-dilution HDF and post-dilution HDF combined in a single dialyzer cartridge. Nephros has demonstrated through clinical trials in Europe that the MDF process provides improved removal of certain toxins in HDF treatments, and believes this will result in improved patient health and a concurrent reduction in healthcare costs.

Nephros believes that its OLpūr™ MDHDF filter series (including the OLpūr™ MD220) are the only filters designed specifically for HDF and offer superior toxin clearance as well as improved performance over conventional hemodialyzers. The Nephros OLpūr™ MDHDF filter series, having received CE Marking in Europe, is in clinical use in 12 European countries.

The OLpūr™ H2H offers clinics a simple way to upgrade hemodialysis therapy to HDF therapy without incurring the costs and inconveniences generally associated with HDF machines. The OLpūr™ H2H is an add-on module that converts the most common types of hemodialysis machines into HDF-capable machines. As a result, clinics using the OLpūr™ H2H will be able to introduce patients to HDF therapy without replacing an existing dialysis machine base or incurring large machine-replacement costs.

Commenting on the IDE approval, William Fox, Executive Chairman of Nephros, said, “According to industry sources, the number of End-Stage Renal Disease patients worldwide is expected to grow approximately 50% to 2.4 million by 2010. Our MD blood filter, already being utilized in over 50 clinics in Europe, offers both clinical and economic advantages over conventional dialysis treatment. Studies of HDF therapy have shown reductions of up to 35% in mortality risk, substantial drug reductions, fewer hospitalizations and reduced infection risks for patients. At the same time, once our H2H Module for HD machines is approved, hospitals and clinics will be able to make the transition to Hemodiafiltration MDF therapy, while still using their existing dialysis machines. We are excited about the opportunity to bring Nephros’ MDF innovation to the United States.”

Trial:

The proposed trial is designed to assess the safety and efficacy of the Nephros OLpūr™ H2H Module and the Nephros MD 220 Hemodiafilter devices, which have been developed to enable online HDF to be performed with a conventional ultrafiltration controlled hemodialysis machine. Online HDF is a “convective” based renal replacement therapy offering improved removal of uremic toxins, in particular middle-molecular weight toxins such as beta-2-microglobulin (b2m). The trial is a prospective, multi-center trial whereby stable End-Stage Renal Disease patients will be monitored during a first hemodialysis (control) period using their current hemodialysis machine with a conventional high-flux dialyzer, followed by a second hemodiafiltration (test) period using their current hemodialysis machine, the Nephros H2H Module, and the Nephros MD 220 Hemodiafilter. During the trial, the occurrence of adverse events and adverse symptoms will be recorded as primary study endpoints, while blood chemistries (including b2m and C-reactive protein) and quality of the online infusion fluid will be measured as secondary endpoints. In addition, patients will fill out a quality of life survey at the end of each study period as a means to assess if they are feeling better on either of the two treatments methods. Upon successful completion of the trial, the Company plans to seek FDA approval to market both the H2H

Module and the MD 220 Hemodiafilter. The Company currently anticipates seeking such approval in early 2008.

About Nephros Inc.
Nephros, Inc., headquartered in New York, is a medical device company developing and marketing products designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient, while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. Nephros believes that its products, particularly its Mid-Dilution Hemodiafiltration therapy, are designed to remove a range of harmful substances more effectively, and more cost-effectively, than existing ESRD treatment methods; particularly with respect to substances known collectively as "middle molecules," due to their molecular weight, that have been found to contribute to such conditions as dialysis-related amyloidosis, carpal tunnel syndrome, degenerative bone disease and, ultimately, mortality in the ESRD patient. Nephros products are currently being used in over fifty clinics in Europe, and are distributed by Bellco SpA in Italy, France and Belgium.

Nephros also markets a line of water filtration products, the Dual Stage Ultrafilter (DSU). The Company’s patented dual stage cold sterilization ultrafilter has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses and parasites. The DSU proprietary design provides dual-stage filtration reducing the risk of filtration failure. With initial focus on health care, the DSU is in a pilot-use program at a major medical center and has been selected for further development by the US Marine Corps. The Company considers the DSU a significant breakthrough in providing affordable and reliable water filtration. The DSU is based on Nephros’ proprietary water filtration technology originally designed for medical use in its H2H machine, and is a complimentary product line to the Company’s main focus, the End Stage Renal Disease therapy business.

For more information on Nephros please visit the Company’s website, www.nephros.com.

Forward Looking Statements
This news release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may include statements regarding the efficacy and intended use of Nephros’ technologies, the timelines for bringing such products to market and the availability of funding sources for continued development of such products and other statements that are not historical facts, including statements which may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,”

“hopes,” “potential” or similar words. For such statements, Nephros claims the protection of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of Nephros. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that: (i) products that appeared promising to Nephros in research or clinical trials may not demonstrate anticipated efficacy, safety or cost savings in subsequent pre-clinical or clinical trials; (ii) Nephros may not obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (iii) product orders may be cancelled, patients or customers currently using Nephros’ products may cease to do so and patients or customers expected to begin using Nephros’ products may not; (iv) Nephros’ technology and products may not be accepted in current or future target markets, which could lead to the failure to achieve market penetration of Nephros’ products; (v) Nephros may not be able to sell its ESRD or water filtration products at competitive prices or profitably; (vi) Nephros may not be able to satisfy its debt obligations when they become due and payable; (vii) Nephros may not be able to build key relationships with physicians, clinical groups and government agencies, pursue or increase sales opportunities in Europe or elsewhere, or be the first to introduce hemodiafiltration therapy in the United States; (viii) Nephros may not be able to secure or enforce adequate legal protection, including patent protection, for its products; (ix) Nephros’ water filtration products and technologies may not achieve expected reliability, performance and endurance standards; (x) Nephros’ water filtration products and technology may not achieve market acceptance, including among hospitals, or may not be deemed suitable for other commercial, industrial or retail applications; and (xi) Nephros may be unable to show progress consistent with its plan of compliance to meet the American Stock Exchange’s continued listing standards or may be otherwise unable to timely regain compliance with the AMEX listing standards. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros’ filings with the Securities and Exchange Commission, including Nephros’ Annual Report on Form 10-KSB filed with the SEC for the fiscal year ended December 31, 2005 and its Quarterly Report on Form 10-QSB filed with the SEC for the fiscal quarter ended September 30, 2006. Investors and security holders are urged to read those documents free of charge on the SEC’s web site at www.sec.gov. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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CONTACTS:

Norman Barta
Nephros, Inc.
212 781-5113

Paul G. Henning
Cameron Associates
212 554-5462
phenning@cameronassoc.com